Exhibit 10.24

Orthofix International N.V.

Director Compensation Policy

Directors are traditionally elected each year at the Annual General Meeting of Shareholders, usually held in May or June.  Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death or resignation.

The Board has adopted a director compensation philosophy providing for a 50th percentile goal for total director compensation.  This philosophy is consistent with the total compensation philosophy applied to the compensation levels of the executive officers.  Non-employee directors receive a mix of cash and equity-based compensation as consideration for serving on the Board.  Current Board compensation levels were determined by the Board based upon consideration of Towers Watson’s September 2011 compensation analysis, which included a competitive market analysis to determine competitive compensation levels for our directors.  Towers Watson’s analysis concluded that the Board’s cash fees were in line with its philosophy, but that our equity-based compensation for directors was below our peer group as compared to our preferred percentile goals.

Upon election or appointment to the Board, each Board member is currently entitled to an annual fee of $60,000 for his services, pro-rated for any partial year of service.  Chairmen of committees are entitled to additional compensation ranging from $5,000 to $15,000 for serving in those capacities, and the Chairman of the Board receives an annual fee of $220,000 in his role as chairman.  We do not pay any other meeting fees.  Each director may elect at the time of election to the Board or at a subsequent increase in fees to have their director fee paid either in U.S. Dollars or in the director’s local currency.  If a director does not elect to have his director fee paid in his local currency, the Company will pay the director fee in U.S. Dollars.  Directors are each offered the opportunity to enter into a director indemnification agreement.

Directors have historically received grants of stock options under the 2004 LTIP and, if approved, they will continue to receive grants under the 2012 LTIP.  These grants typically include, subject to share availability, (i) a grant of 30,000 options, granted on the date of such director’s first election to the Board, with such options generally vesting in one-fifth increments over a 5-year period (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control), and (ii) a grant of 5,000 options, granted on the date of any re-election or re-appointment to the Board, with such options generally vesting in one-third increments on the anniversary of each grant (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control).